Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
               Computation of Net Income Per Share of Common Stock
                   Three Months Ended March 31, 2000 and 1999


                                             2000            1999
                                             ----            ----
BASIC NET INCOME (LOSS PER SHARE)

Net income (loss) applicable to
common stock                            $   (808,939)     $  1,836,552

Weighted average common
shares outstanding                        12,459,323        12,677,434
                                        ------------      ------------

Basic income (loss) per share           $      (0.06)     $       0.14
                                        ============      ============

DILUTED NET INCOME (LOSS PER SHARE)

Net income (loss) applicable to
common stock                            $   (808,939)     $  1,836,552

Weighted average common
shares outstanding                        12,459,323        12,677,434

Assuming conversion
of options outstanding  #                     -                651,429
                                        ------------      ------------
Weighted average common
shares outstanding, as adjusted           12,459,323        13,328,863
                                        ------------      ------------
Diluted net income (loss) per share     $      (0.06)     $       0.14
                                        ============      ============



# Diluted net loss per share for the three months ended March 31, 2000 exclude potentially dilutive stock options of 450,218 shares because to do so would have been antidilutive.


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